Exhibit 99.1

SCYNEXIS Awarded BARDA Contract Providing Up to $214 Million in Non-Dilutive Funding for the Development of SCY-247

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BARDA partnership accelerates development of SCY-247 as a potential therapy for the treatment and prevention of serious invasive fungal infections, addressing a critical public health need

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Non-dilutive funding for SCY-247 enables advancement of a Phase-2 ready program, strengthening the pipeline, enhancing portfolio optionality, and bolstering the Company’s long-term value proposition

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The Company does not anticipate any changes to its previously communicated guidance regarding development milestones for SCY-770, its lead product candidate for Autosomal Dominant Polycystic Kidney Disease (ADPKD), or the Company’s cash runway into 2029

JERSEY CITY, N.J., September 28, 2026, SCYNEXIS, Inc. (NASDAQ: SCYX) (“SCYNEXIS” or “the Company”), a clinical-stage biotechnology company dedicated to advancing innovative solutions for severe rare diseases, today announced that it has been awarded a contract by the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services, to advance the development of SCY-247, the Company’s second-generation fungerp antifungal candidate.

“We are proud to partner with BARDA to advance the development of SCY-247, our antifungal designed to address the growing threat of antimicrobial resistance,” said David Angulo, M.D., President and Chief Executive Officer of SCYNEXIS. “While we remain focused on SCY-770, our new product candidate for ADPKD, this partnership enables the development of a novel therapy for the treatment and prevention of serious invasive fungal infections while leveraging our existing infrastructure and capabilities. Importantly, it strengthens our pipeline by allowing us to advance two programs into Phase 2 and positions SCYNEXIS to create long-term value by addressing significant unmet needs in severe rare diseases.”

Invasive fungal infections remain a significant public health threat, with limited treatment options and increasing resistance to existing therapies. SCYNEXIS is developing SCY-247 to address this unmet need, and BARDA's support reflects the strategic importance of strengthening U.S. preparedness against serious drug-resistant fungal infections through innovative antifungal therapies. If all options are exercised, the BARDA contract could fund the development of SCY-247 from its current stage through NDA submission for two indications: treatment of invasive candidiasis and prevention of invasive fungal infections in high-risk patients. The contract may be extended for up to 10 years and provides up to approximately $214 million in potential funding if all options are exercised. The initial base period of the BARDA contract provides approximately $18.5 million to support advancement of oral and intravenous SCY-247 into a Phase 2 trial in patients with invasive candidiasis.

The award is structured as a cost-share arrangement, with BARDA providing support for eligible SCY-247 costs, including both direct and general and administrative expenses. The Company expects to fund its share of near-term program costs for SCY-247 within its existing operating plan. The Company’s previously communicated development plans for SCY-770 and the projected cash runway into 2029 remain unchanged.

This project has been funded in whole or in part with federal funds from the U.S. Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Center for the Biomedical Advanced Research and Development Authority (BARDA), under contract number 75A50126C00007.

About SCY-247

SCY-247 is a second-generation triterpenoid (fungerp) antifungal candidate being developed for the treatment of invasive candidiasis and the prevention of invasive fungal diseases. As a member of a novel structural class, SCY-247 has a differentiated mechanism of action from existing antifungal classes and has demonstrated in vitro activity against a broad range of fungal pathogens, including strains resistant to currently available therapies. SCY-247 has been granted Orphan, Qualified Infectious Disease Product (QIDP) and Fast Track designations by the U.S. Food and Drug Administration. SCYNEXIS is developing both oral and intravenous (IV) formulations of SCY-247; positive Phase 1 single- and multiple-ascending-dose data for the oral formulation were reported in September 2025, and a Phase 1 study of the intravenous formulation has completed dosing with analysis ongoing.

About SCYNEXIS

SCYNEXIS, Inc. (NASDAQ: SCYX) is a clinical-stage biotechnology company dedicated to advancing innovative solutions for severe rare diseases. SCY-770 is being developed for the treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD) and has been granted Orphan Drug designation. SCYNEXIS’ proprietary antifungal platform “fungerps” includes BREXAFEMME® (ibrexafungerp tablets), the first approved representative of this novel class, which has been licensed to GSK, and SCY-247, currently in clinical development as an oral and IV antifungal for the treatment and prevention of invasive fungal infections. For more information, visit www.scynexis.com.

Forward-Looking Statements

Statements contained in this press release regarding expected future events or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding: potential funding and expected proceeds from BARDA, whether BARDA will exercise all options, continued advancement of SCY-247 and SCY-770, expected funding to advance SCY-247 from current stage through NDA submission for two indications, the Company’s expected cash runway in 2029, the Company’s ability to create long-term value by addressing significant unmet needs in severe rare diseases, and other statements identified by words such as “will,” “potential,” “could,” "can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks inherent in regulatory and other costs in developing products. For the Company, this includes the future prospects of the Company’s SCY-770 and SCY-247 programs, the timing and results of the Company’s anticipated Phase 2 clinical studies, stock price volatility and uncertainties relating to the financial markets, the medical community and the global economy, and the impact of instability in general business and economic conditions, including changes in inflation and interest rates. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including without limitation, its most recent Annual Report on Form 10-K filed on March 4, 2026, including under the caption "Risk Factors,” and in other filings the Company makes with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT:

Investor Relations
John Fraunces

LifeSci Advisors

Tel: 917-355-2395

jfraunces@lifesciadvisors.com